Exhibit 4.2

TARENA INTERNATIONAL, INC.

Matter:	FEI/SEI:	Issued to:
Type of Shares:		
Certificate No.	Date of Record:	
No. of shares	Transfer to cert# ____________	
Amount Paid	No. of shares ____________	
Par Value	Transfer Date ____________	

Incorporated in the Cayman Islands

TARENA INTERNATIONAL, INC.

This is to certify that

is / are the registered shareholders of:

No. of Shares	Type of Share	Par Value
	Class A Ordinary	**USD 0.001**
Date of Record	Certificate Number	% Paid

____________________ Director ____________________ Director/Secretary